Exhibit 99.12

MATSON, INC.

ANTI-DILUTION ADJUSTMENT AMENDMENT

TO

2012 PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

AMENDMENT AGREEMENT made and entered as of the close of market on the 29th day of June 2012 by and between Matson, Inc., a Hawaii corporation (the “Corporation”), and                                 , an individual in the employ of the Corporation who is currently the holder (the “Participant”) of a 2012 fiscal year performance-based restricted stock unit award (the “2012 PBRSU Award”) under the 2007 Alexander & Baldwin, Inc. Incentive Compensation Plan (as amended and restated) that has been assumed by the Corporation (the “Plan”).

RECITALS

A.                                   The Corporation maintains the Plan for the purpose of providing eligible persons in the Corporation’s employ or service with the opportunity to participate in one or more equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     The Plan, together with the restricted stock unit award agreement (the “2012 PBRSU Award Agreement”) evidencing the 2012 PBRSU Award, contains certain anti-dilution provisions designed to preserve the intrinsic value of the 2012 PBRSU Award in the event of certain transactions affecting the Corporation’s outstanding common stock (the “Common Stock”) or the value of the Common Stock without the Corporation’s receipt of consideration.

C.                                     One of the transactions for which such anti-dilution protection is provided is a distribution by the Corporation of all of the outstanding common stock of one or more subsidiaries of the Corporation to the holders of the Corporation’s outstanding Common Stock in a spin-off transaction.

D.                                    On June 29, 2012 (the “Distribution Date”), the Corporation effected a spin-off distribution of its wholly owned subsidiary, Alexander & Baldwin, Inc. (“A&B”), formerly known as A & B II, Inc., through a distribution by the Corporation of all of the outstanding common stock of A&B (“A&B Common Stock”) to the holders of the Corporation’s outstanding Common Stock (the “A&B Distribution”) in accordance with the terms of the Separation and Distribution Agreement by and between the Corporation and A & B II, Inc. dated as of June 8, 2012.

In connection with the A&B Distribution, the Corporation has changed its name to Matson, Inc., and all references to the Corporation in this Agreement shall be deemed to be references to the Corporation as so renamed.

E.                                      The 2012 PBRSU Award contains both performance-vesting and service-vesting requirements, with the performance-vesting requirements tied to the attainment of certain pre-established goals based on pre-tax income and return on invested capital (the “Performance Goals”) for the twelve (12)-month performance period coincident with the 2012 calendar year (the “Performance Period”)

F.                                      The Corporation now intends to adjust the 2012 PBRSU Award in order to (i) reflect the effect of the A&B Distribution upon the attainment of those Performance Goals and (ii) preserve the intrinsic value of the shares of Common Stock subject to that award which would otherwise be adversely affected by reason of the spin-off distribution of the A&B Common Stock.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       PBRSU Award Subject to Anti-Dilution Adjustment. The 2012 PBRSU Award to which the anti-dilution adjustment afforded by this Amendment Agreement applies shall be the following restricted stock unit award currently held by Participant under the Plan as assumed by the Corporation in connection with the June 2012 reorganization of Alexander & Baldwin, Inc. into a holding company structure with the Corporation as the parent holding company (the “Protected Award”):

SUMMARY OF PROTECTED AWARD

Award Date of Protected Award: January              2012

Number of Shares

Subject to Protected Award

Prior to the A&B Distribution:                    shares of Common Stock

2.                                       Adjustment to Shares Subject to Protected Award.  The following adjustment is hereby made to the number of shares of Common Stock subject to the Protected Award:

•                                         The number of shares of Common Stock subject to the Protected Award is hereby increased to                  shares of Common Stock (the “Shares”).  The number of such Shares (as so increased) has been determined by multiplying the number of shares of Common Stock subject to the Protected Award immediately prior to the A&B Distribution (as set forth in Paragraph 1) by a fraction the numerator of which is the sum of the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date and the closing “when issued” price per share of the A&B Common Stock on that same trading day and the denominator is the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date.  Any resulting fractional share of Common Stock has been rounded down to the next whole share.

3.                                       Effect of Adjustment to Protected Award.  The foregoing adjustment hereby made to the Protected Award is intended to ensure that the aggregate fair market value of the number of shares of Common Stock subject to the Protected Award (as hereby adjusted) immediately after the A&B Distribution remains substantially equal to (and not greater than) the same aggregate fair market value of the number of shares of Common Stock subject to the Protected Award immediately prior to the A&B Distribution.

4.                                       Adjustment to Performance Goals.

(a)                                  Attached Schedule I specifies each of the Performance Goals established for the Performance Period, as hereby adjusted to reflect the effect of the A&B Distribution and the resulting separation of the Corporation from A&B. The adjusted Performance Goals are based on the operating plan for the separate business operations of Matson, Inc. and its consolidated subsidiaries for the 2012 fiscal year that was previously approved by the Board of Directors of Alexander & Baldwin, Inc. in January 2012 and are tied to the Pre-Tax Income and Return on Invested Capital realized on a business segment basis by Matson, Inc. and its consolidated subsidiaries for such fiscal year. For each adjusted Performance Goal, there are three designated levels of attainment set forth in Schedule I: Threshold, Target and Extraordinary. The actual level at which each adjusted Performance Goal is attained will be determined on the basis of the financial results that are reported on a business segment basis for Matson, Inc. and its consolidated subsidiaries and included in the audited financial statements of the Corporation and its consolidated subsidiaries for the 2012 fiscal year, but subject to the additional itemized adjustments set forth in attached Schedule I.  In no event shall the financial results of A&B and its consolidated subsidiaries for the 2012 fiscal year be taken into account or otherwise included in determining the levels at which the adjusted Performance Goals for Matson, Inc. and its consolidated subsidiaries are attained.

(b)                                 The number of Shares subject to the Protected Award (as adjusted upward under Paragraph 2) shall continue to be allotted to each Performance Goal as hereby adjusted as follows:  (i) sixty-five percent (65%) of those Shares shall remain allotted to Performance Goal One set forth in Schedule I, and (ii) the remaining thirty-five percent (35%) of those Shares shall remain allotted to Performance Goal Two set forth in Schedule I.  Within sixty (60) days after the completion of the Performance Period, the Plan Administrator shall determine and certify the actual level of attainment for each adjusted Performance Goal and shall then measure that level of attainment against the Threshold, Target and Extraordinary Levels set forth for that Performance Goal in attached Schedule I.  The maximum number of shares of Common Stock in which Participant can vest based upon the actual level of attainment of each Performance Goal shall continue to be determined by applying the corresponding percentage below for that level of attainment to the number of Shares allotted to that particular Performance Goal in accordance with forgoing allocation (the “Allotted Shares”):

Attainment below the Threshold Level:	0% of the Allotted Shares
Attainment at the Threshold Level:	50% of the Allotted Shares
Attainment at the Target Level:	100% of the Allotted Shares
Attainment at Extraordinary Level:	200% of the Allotted Shares

(c)                                  To the extent the actual level of attainment of an adjusted Performance Goal is at a point between the Threshold and Target Levels, the maximum number of shares of Common Stock allotted to that Performance Goal in which Participant can vest shall be pro-rated between the two points on a straight line basis. To the extent the actual level of attainment of an adjusted Performance Goal is at a point between the Target and Extraordinary Levels, the maximum number of shares of Common Stock allotted to that Performance Goal in which Participant can vest shall be pro-rated between the two points on a straight line basis.

(d)                                 The maximum number of shares of Common Stock in which Participant can vest on the basis of the foregoing performance measures shall be hereinafter designated the “Performance Shares” and shall in no event exceed in the aggregate 200% of the number of Shares set forth in Paragraph 2 above.

(e)                                  The number of Performance Shares in which Participant actually vests shall be determined on the basis of his or her satisfaction of the Service-vesting requirements set forth in Paragraph 3 of the 2012 PBRSU Award Agreement.

5.                                       Dividend-Equivalent Rights.  The dividend equivalent rights provided to Participant under the 2012 PBRSU Award Agreement shall, following the Distribution Date, continue in full force and effect in accordance with their terms and conditions.  Any amounts that are otherwise credited on the Distribution Date to Participant pursuant to the dividend equivalent provisions of the 2012 PBRSU Award Agreement but that have not yet been distributed shall be distributed to Participant within the first sixty (60) days immediately following the completion of 2012 calendar year. The amount distributed shall be adjusted to reflect the level at which the adjusted Performance Goals in effect for the 2012 PBRSU Award (as those adjusted Performance Goals are set forth in attached Schedule I) are in fact attained and shall be effected in accordance with the distribution provisions (including the timing and method of distribution) of the 2012 PBRSU Award Agreement applicable to such dividend equivalents, and nothing in this Amendment Agreement shall affect Participant’s right and entitlement to receive such credited amount in accordance with the terms and conditions of those distribution provisions.  However, Participant shall have no further dividend equivalent rights under the 2012 PBRSU Award Agreement with respect to any dividends or distributions paid on A&B common stock on or after the Distribution Date.

6.                                       No Additional Adjustments.   No other adjustments shall be made to the Protected Award.  Accordingly, the remaining terms and provisions of the Protected Award as hereby adjusted, including (without limitation) the service-vesting schedule and applicable service-vesting dates, the issuance schedule in effect for the Shares that vest and become issuable under that award, the automatic share withholding procedure for the collection of the applicable withholding taxes upon the issuance of Shares pursuant to the Protected Award and the Corporation’s recoupment policy governing any incentive compensation paid or payable with respect to the Protected Award, shall continue in full force and effect in accordance with the terms and provisions of the 2012 PBRSU Award Agreement evidencing the Protected Award and the related June 2012 Assumption Agreement for the Protected Award.  No accelerated vesting of the Protected Award shall occur by reason of the A&B Distribution or any other adjustment required to be made to the Protected Award in order to reflect that distribution.

7.                                      Section 409A Compliance.  All adjustments made pursuant to this Amendment Agreement shall be effected in accordance with all applicable requirements and limitations of Section 409A of the Internal Revenue Code and the applicable Treasury Regulations thereunder, and the terms and provisions of this Amendment Agreement shall be interpreted and applied in such manner that shall avoid any violation or contravention of the applicable Section 409A requirements and limitations

IN WITNESS WHEREOF, Matson, Inc. has caused this Anti-Dilution Adjustment Amendment to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

MATSON, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Anti-Dilution Adjustment Amendment and understands that all rights and liabilities with respect to the restricted stock unit award subject to that amendment shall be as set forth in the 2012 Performance-Based Restricted Stock Unit Award Agreement for that award, the applicable Plan under which that award was made, the June 2012 Assumption Agreement for such award and the foregoing Anti-Dilution Adjustment Amendment.

PARTICIPANT

SCHEDULE I

PERFORMANCE PERIOD, PERFORMANCE GOALS AND LEVELS OF ATTAINMENT

The Performance Period shall be coincident with the Corporation’s 2012 fiscal year and shall accordingly commence on January 1, 2012 and end on December 31, 2012.

The Performance Goals which shall determine the number of shares of Common Stock which are to vest as Performance Shares under the Award shall be as follows:

Performance Goal One to which sixty-five percent (65%) of the Shares subject to this Award is allotted shall be tied to the pre-tax income for the Performance Period realized by Matson, Inc. and its consolidated subsidiaries on a business segment basis. The required levels of attainment of such pre-tax income for the Performance Period at the Threshold, Target and Extraordinary Levels, as adjusted for the A&B Distribution, are as follows:

Threshold Level:	$83,682,000
Target Level:	$92,980,000
Extraordinary Level	$111,576,000

Pre-tax income for the Performance Period shall be calculated on the basis of the financial results that are reported on a business segment basis for Matson, Inc. and its consolidated subsidiaries and included in the audited financial statements of the Corporation and its consolidated subsidiaries for the 2012 fiscal year coincident with the Performance Period, subject, however, to the following adjustments:

(i)                                     actual expenses charged in such fiscal year for pension, post-retirement and non-qualified deferred compensation benefits that are in excess of (to the extent such charges are less than) the originally budgeted expenses for those benefits shall be added back (or shall be applied as a reduction) to such pre-tax income;

(ii)                                  any over-accrual of incentive compensation or profit sharing expenses for the 2012 fiscal year shall be added back to such pre-tax income, and any under-accrual of such expenses for the 2012 fiscal year shall be applied as a reduction to such pre-tax income;

(iii)                               any transaction costs attributable to the A&B Distribution that were not previously included in the approved operating plan for the 2012 fiscal year shall be added back to such pre-tax income, any additional post-A&B Distribution interest expense related to higher debt levels attributable to the A&B Distribution and not previously included in the approved operation plan for the 2012 fiscal year shall be added back to such pre-tax income, and any net additional overhead expenses attributable to the A&B Distribution and not previously included in the approved operating plan for the 2012 fiscal year shall be added back to such pre-tax income; and

(iv)                              such pre-tax income shall be subject to such other adjustments as may be determined by the Plan Administrator as necessary or appropriate in order to accurately reflect the performance of the Corporation and its consolidated subsidiaries for the 2012 fiscal year (e.g., because of changes in accounting rules, extraordinary gains from the sale of assets, unforeseen extraordinary events affecting the Corporation or any of its consolidated subsidiaries or any of their respective business operations, or other similar or dissimilar circumstances occurring during such fiscal year that may or may not have been beyond the control of the Corporation and its consolidated subsidiaries).

Performance Goal Two to which the remaining thirty-five percent (35%) of the Shares subject to this Award is allotted shall be tied to the return on invested capital (“ROIC”) for the Performance Period realized by Matson, Inc. and its consolidated subsidiaries on a business segment basis. The required levels of attainment of such ROIC for the Performance Period at the Threshold, Target and Extraordinary Levels, as adjusted for the A&B Distribution, are as follows:

Threshold Level:	9.53%
Target Level:	10.59%
Extraordinary Level	12.71%

ROIC for the Performance Period shall be calculated on a business segment basis for Matson, Inc. and its consolidated subsidiaries and shall be determined on the basis of the financial results reported for that business segment in the audited financial statements of the Corporation and its consolidated subsidiaries for the fiscal year coincident with the Performance Period, subject, however, to the following adjustments:

(i)                                     actual expenses charged in such fiscal year for pension, post-retirement and non-qualified deferred compensation benefits that are in excess of (or to the extent such charges are less than) the originally budgeted expenses for those benefits shall be added back (or shall be applied as a reduction) in the computation of ROIC;

(ii)                                  any over-accrual of incentive compensation or profit sharing expenses for the 2012 fiscal year shall be added back in the computation of ROIC, and any under-accrual of such expenses for the 2012 fiscal year shall be applied as a reduction in the computation of ROIC;

(iii)                               any transaction costs attributable to the A&B Distribution that were not previously included in the approved operating plan for the 2012 fiscal year shall be added back in the computation of ROIC, any additional overhead expenses attributable to the A&B Distribution and not previously included in the approved operating plan for the 2012 fiscal year shall be added back in the computation of ROIC, and any changes in dividends paid for the 2012 fiscal year in accordance with the approved operating plan for the 2012 fiscal year shall be added back in the computation of ROIC; and

(iv)                              appropriate adjustments shall be made to ROIC to reflect the effect of any unplanned accumulated other comprehensive income changes included in shareholders’ equity as of December 31, 2012 or otherwise related to the A&B Distribution and not specified in subparagraphs (i) to (iii) above.